                                                                   EXHIBIT 10.30
                                                                   -------------

                                SUPPLY AGREEMENT
                                ----------------

         AGREEMENT, made as of this 10th day of January, 2001 by and between GLIATECH MEDICAL INC., a corporation organized under the laws of the State of Delaware, with offices at 23420 Commerce Park Road, Beachwood, OH 44122 (hereinafter referred to as "Purchaser"), and PHARMACIA CORPORATION, a corporation organized under the laws of the State of Delaware, having a place of business at 100 Route 206 North, Peapack, New Jersey 07977 (hereinafter referred to as "Supplier").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Purchaser desires to purchase all of its needs of bulk quantities of the Product listed below (hereinafter referred to as "Product"), from Supplier and Supplier desires to sell Product as raw material to Purchaser for use in Purchaser's products Adcon T/N and Adcon L, in the quantities and upon the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual obligations of the parties herein set forth, it is agreed as follows:

         1. PRODUCT
            -------

                  The Product is identified as Absorbable Gelatin Powder 1 gm., (non-sterile powder) for Gliatech. Product shall be supplied to Purchaser without the over seal PVC heat shrink band. Purchaser agrees that Supplier will be Purchaser's exclusive source for the Product, and further agrees that it will not resell the product in the form supplied by Supplier.

         2. TERM
            ----

                  This Agreement shall be effective commencing January 1st, 2001 and shall continue for a period of two (2) years (the "Term"). The Term may be extended for successive two (2) -- one (1) year periods upon the written consent of both Supplier and Purchaser at least three (3) months prior to the end of the Term.

SUPPLY AGREEMENT
PAGE 2

         3. QUANTITY/PRODUCT FORECAST/PURCHASE ORDERS
            -----------------------------------------

                  3.1 Supplier will manufacture and sell and Purchaser will purchase, for further manufacture and commercial distribution, bulk quantities of Product. Purchaser understands that one (1) lot of Product consists of approximately 7,000+/- 10% one (1) gram jars.

                  3.2 Upon implementation of this Agreement, Purchaser will provide to Supplier a twelve (12) month non-binding rolling forecast for the quantity of Product it intends to purchase on a monthly basis. Said forecast shall be updated at the beginning of each calendar quarter thereafter.

                  3.3 Purchaser shall periodically deliver to Supplier written purchase orders specifying quantity(ies) and deliver date(s). Each order must be specified in case(s), not jars, with each case containing twenty-four (24) jars each. Subsequent purchase orders shall be in writing and except as hereinafter provided, shall specify quantities and delivery dates for each monthly period and shall be delivered at least three (3) months prior to the beginning of the period of which they relate.

                  3.4 Supplier shall manufacture and sell to Purchaser only such quantities of Product that are subject to firm purchase orders. Purchaser shall be obligated to purchase, and Supplier shall be obligated to sell, the quantity of Product which is the subject of a firm purchase order. A purchase order becomes firm ten (10) days after receipt by Supplier unless earlier rejected. Rejection of a purchase order by Supplier shall not be unreasonable and may be communicated to Purchaser telephonically if followed by written confirmation.

                  3.5 If Purchaser desires to purchase more than the quantities listed in the purchase orders for such period, then Supplier shall use reasonable efforts to supply such additional quantities upon the same terms and conditions herein, but shall be under no obligation to supply any additional quantities and shall not be responsible for any losses or damages which may occur if it does not supply additional quantities.

                  3.6 All written forecasts and written purchase orders shall include Purchaser's Account Number: 33-45353, which Account Number may be changed from time to time by written notice to Purchaser. Further, all notice of forecast and written purchase orders as required under the terms of this Agreement, must be transmitted by facsimile with a written confirmation to follow to Supplier at:

SUPPLY AGREEMENT
PAGE 3

                           Janice M. Glessner, Demand Manager
                           PHARMACIA CORPORATION
                           OU8915-298-375
                           7000 Portage Road
                           Kalamazoo, MI 49001
                           Phone:   (616) 833-7397
                           Fax:     (616) 833-4443

         4. PRICE
            -----

                  The price for Product sold by Supplier to Purchaser commencing with the implementation of this Agreement and expiring at midnight December 31st, 2002 shall be $49.75/1 gram jar. Changes in pricing will be renegotiated if any new package sizes of absorbable gelatin powder 1 gram jars (non-sterile) are developed.

         5. INVOICE AND PAYMENT
            -------------------

                  5.1 All orders under this Agreement shall be invoiced at the time of shipment. Supplier shall use its best efforts to ship the Product, at Supplier's expense, to such locations in the United States and at such times as Purchaser shall from time to time designate in the purchase order. All shipments of Product to Purchaser shall be FOB destination; terms two percent (2%) thirty
(30), Net thirty-one (31) days. Purchaser shall make payment therefor in U.S. dollars by check mailed to Supplier by regular first class mail. If payment is not promptly made, Supplier may refuse, in its sole discretion, all further orders until Purchaser's account is paid in full or, if all amounts past due under this Agreement have not been paid in full within thirty (30) days after written notice to Purchaser, Supplier, in its sole discretion, may terminate this Agreement with the effect set forth in Section 8 hereof.

                  5.2 LATE CHARGES. If any amount due hereunder is not paid on or before the date due, Purchaser shall pay a late charge. The late charge shall be equal to interest on the amount overdue, at the lesser of the maximum amount allowed by law or eighteen percent (18%) per annum, compounded quarterly, from the date such payment was due until the date paid.

                  5.3 RISK OF LOSS. Title and risk of loss of any Product from time to time purchased by Purchaser from Supplier shall pass at F.O.B. shipping point thereof to the Purchaser.

SUPPLY AGREEMENT
PAGE 4

         6. WARRANTY AND SPECIFICATION CHANGES
            ----------------------------------

                  Supplier warrants that the Product to be supplied to Purchaser will comply in all respects with the Specifications provided by Purchaser and agreed to by Supplier (the "Specifications" attached hereto and made a part hereof), or as hereafter amended from time to time by Purchaser and agreed to by Supplier, and to the extent applicable, the United States Food and Drug Administration's regulations concerning Good Manufacturing Practice. Prior to the sale of product to purchaser Supplier agrees to provide Purchaser a "Certificate of Analysis" for each lot purchased by Purchaser from Supplier, in a form similar to that set forth in Exhibit "A" attached hereto. If said certificate of analysis for that specific lot does not meet purchasers required specification then in such event purchaser shall so notify supplier and shall not be required to take delivery of that specified lot. THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED OR STATUTORY. EXCEPT WITH RESPECT TO THE FOREGOING WARRANTY REGARDING SPECIFICATIONS, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE.

                  The liability of Supplier for Product found not to comply with the Specifications in effect at the time of manufacture or found to contain outside contaminants which were present when such Product left Supplier's possessions ("Non-Conforming Product") shall be limited, at the election of Supplier, to refunding the purchase price, replacing the Product or reconditioning the same. Upon the request of Purchaser, Supplier shall make such changes in the Specifications as are required by law or regulation or which are not unduly burdensome for Supplier. Purchaser shall pay all Supplier's expenses in making such changes and in continuing to manufacture Product with such changes and Purchaser shall indemnify and hold Supplier harmless from any loss, cost, damage, liability or expense (including reasonable legal expenses) in connection therewith or arising therefrom.

         7. INDEMNIFICATION
            ---------------

                  7.1 Supplier agrees to indemnify and hold Purchaser harmless with respect to any claims for injury or damage where such injury or damage is attributable to the negligence of Supplier.

SUPPLY AGREEMENT
PAGE 5

                  7.2 Purchaser shall indemnify Supplier for all loss, cost, damage or expense incurred by Supplier from liability claims with respect to Product, except to the extent that such loss, cost, damage or expense resulted from Non-Conforming Product and shall further indemnify and hold harmless Supplier against all claims, proceedings, damages, losses, liabilities, costs and expenses.

         8. TERMINATION
            -----------

                  This Agreement may be terminated by the mutual written agreement of the Supplier and the Purchaser.

                  Supplier may also terminate this Agreement upon thirty (30) days' advance written notice to Purchaser in the event that (i) Purchaser shall make an assignment for the benefit of creditors, permit or procure the appointment of a receiver for its assets, or become the subject of any bankruptcy, insolvency or similar proceeding which shall have remained in force, undischarged or unstayed for a period of sixty (60) days from the date of institution thereof; or (ii) Purchaser shall fail to perform any obligation under this Agreement. Upon termination of this Agreement, neither party shall have any further obligation to the other hereunder except for obligations which by their terms are to be performed after termination of this Agreement, obligations pursuant to Section 6 and 7 hereof, and except that Purchaser shall remain obligated to pay (a) any unpaid invoices issued by Supplier prior to or within three (3) months after such termination and (b) any costs or damages to Supplier associated with such termination.

                  Either party may terminate this Agreement for any reason or for no reason upon ninety (90) days written notice to the other party.

         9. FORCE MAJEURE
            -------------

                  Neither party shall be deemed to be in default hereunder for failure to perform, except for non-payment of sums due, if performance is prevented or delayed by reason of fire, floods, storms, explosions, strikes, or other labor troubles, riots, material shortages, car shortages, or other transportation difficulties, governmental regulations, Acts of God, wars, hostilities, belligerent activities, or other cause beyond such party's control.

SUPPLY AGREEMENT
PAGE 6

         10. WAIVER
             ------

                  No waiver by either party of any breach of any of the terms and conditions contained herein shall be construed as a waiver of any succeeding breach of the same or any other term or condition herein.

         11. NOTICE
             ------

                  All notices and other communications permitted or required to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or transmitted by telex or facsimile (provided there has been confirmation of receipt) or received by registered or certified mail, return receipt requested, if to Purchaser to it at:

                           GLIATECH MEDICAL INC.
                           23420 Commerce Park Road
                           Beachwood, OH 44122
                           ATTN:  Director of Manufacturing

And if to Supplier to it at:

                           PHARMACIA CORPORATION
                           7000 Portage Road
                           Kalamazoo, MI 49001
                           ATTN:  Demand Manager - Gelfoam

Or to such other person or address as either party shall hereinafter designate to the other from time to time by similar notice, and as shall be required under
Section 3.6 herein.

         12. ASSIGNABILITY
             -------------

                  This Agreement may not be assigned by either party hereto without the prior written consent of the other, except that Supplier may assign this Agreement in connection with the sale of its manufacturing facility responsible for manufacturing said Product without the prior written consent of Purchaser, and further provided that either party may assign any of its rights and obligations to any affiliate, but no such assignment shall relieve Supplier or Purchaser of its obligations hereunder. Subject to the foregoing, all covenants, agreements, representations and

SUPPLY AGREEMENT
PAGE 7

warranties contained in this Agreement shall bind and enure to the benefit of the respective successors and assignees of the parties hereto.

         13. GOVERNING LAW
             -------------

                  This Agreement shall be governed by and construed under the laws of the State of New Jersey.

         14. MODIFICATIONS; SEVERABILITY
             ---------------------------

                  This Agreement may not be modified or amended except as expressly set forth herein, by any course of dealing, usage of trade, oral agreement or any writing, unless signed by an officer of the party to be charged therewith. Each provision of this Agreement is severable. If any provision hereof is invalid for any length of time, the remaining provisions shall remain valid and binding provided that the invalidity of any provision does not substantially affect the interest of either party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and first above written.

PHARMACIA CORPORATION                                   GLIATECH MEDICAL INC.


BY: /S/ DAVID ENGELS                                    BY: /S/ RODNEY E. DAUSCH
    ----------------------------------                  ------------------------------------

TITLE:  Marketing Director-Diversified Products         TITLE: Chief Operating Officer